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Office of the Chief Accountant                       Arthur Anderson LLP
Securities and Exchange Commission                   45 South Seventh Street
450 Fifth Street NW                                  Minneapolis MN 55402-2800
Washington D.C. 20549                                Tel 612 332 1111
                                                     www.andersen.com

May 22, 2002

Dear Sir:

We have read the first, second, fourth, fifth and sixth paragraphs of Item 4(a) included in the Form 8-K, dated May 16, 2002 of NorthWestern Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to: Mr. Kipp Orme, Chief Financial Officer, NorthWestern Corporation